Exhibit 10.6

Private and Confidential	14 January 2018

Rebel Holdings Limited

7500A beach road #12-313,

The Plaza

Singapore 199591

Dear Mr. Leong,

Letter of Engagement

Following our recent discussions, [              ] (the “Company") is pleased to set out our terms and conditions on which we will act as a strategic consultant and the priority broker of Rebel Holdings Limited (the "Client”). In below proposed scope of work to support the Client.

This letter, together with the Appendix contains our terms and conditions of engagement, and confirm the scope of work, basis of remuneration and other terms of our engagement (this “Agreement”).

1.	Scope of Work

(a)	To help the Client to raise pre-IPO funds till 30" of April, 2018.

2.	Fees

(the “Services"). For the avoidance of doubt, any services not expressly mentioned in this letter are excluded, and shall be subject to separate written letters of engagement

The Client shall pay the Services, which delivered by the Company based on below:

1).	Commissions:

●	The Company shall receive 100% of Vaughn’s commissions payment for funds he and his contacts raised.

●	For the entire funds raised by Vaughn and his contacts or sub-agents, he shall receive 10°/» as commission. Any additional referral fee from Vaughn’s contacts will not be part of the agreement.

●	The Client shall not contact Vaughn’s contact or sub-agents without prior consent. Otherwise, Vaughn shall receive 10% of the total amounts, which the Client benefits from his contacts or sub-agents as commissions.

Example: (total commissions of SG$1,000,000 funds raised x 100%) x 10°/ —— SGD$100,000 to be paid to the Company.

2).	Additional Bonuses - Free Rebel Bonus Shares:

●	The Company shall receive 100% of total funds raised by Vaughn and his contacts x 5P» as Free Bonus Shares calculation.

●	Free Bonus Shares shall be based on the total funds raised in SGD and converted to USD base on exchange rate of SGD/USD is 1.4/1.

●	The conversion of the Free Bonus Share will be based on USD1 per share price.

Example: (total commissions of SG$1,000,000 funds raised x 100%) x 5% = SGD$50,000 SGD$48,000 / 1.4 = USD$35,714 / USD$1 per share = 35,714 numbers of Shares.

3.	Pay-out schedules

1).	Cash Commission Pay-out Schedule:

Cash commission fees will be paid in cash payable weekly for funds raised for that period. Calculation of fees is based on total funds raised cut-off at the end of each week.

2).	Bonus Shares Pay-out Schedule:

The Company will be further awarded free Rebel bonus shares for the funds raising efforts. The Client shall reward the Free Rebel bonus shares to be issued to the Company @ USD I per share fortnightly.

If the terms of our engagement are acceptable to you, please confirm your agreement to engage us by signing on the acceptance portion of this letter below, and afterwards returning the signed copy to us.

Thank you for instructing us. We are grateful for your confidence, trust and the opportunity to work with you.

Yours faithfully,

[            ]

Enc.

Appendix — Terms and Conditions of Engagement

CONFIRMATION OF ENGAGEMENT OF [                      ]

We, [Rebel Holdings Limited] of registered address at [7500A beach road #12-313, The Plaza Singapore 199591], hereby confirm our agreement to engage [           ]. Of registered address at [           ] in accordance with these terms and conditions of engagement.

K. K. Leong

Chairman Rebel Holdings Limited

Appendix — Terms and Conditions of Engagement

1.	Information

You will furnish us with such information regarding the business and financial condition of the Target as is reasonably requested, all of which will be, to the best of your knowledge, current, accurate and complete in all material respects at the time furnished.

You will promptly notify us if you learn of any material misstatement in, or material omission from, any information previously delivered to us. You understand that we will not be responsible for independently verifying the accuracy of such information, and shall not be liable for any inaccuracies. You acknowledge that we have not made and will not make any physical inspection or appraisal of the properties or assets of the Target, and that, with respect to any financial forecasts that may be furnished to or discussed with us by you, we will assume that such forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Target’s management as to the expected future financial performance of the Target.

We shall use the information you disclose to us only for the purposes detailed in this Agreement.

2.	Acknowledgements

You acknowledge that we are not presently registered with the Monetary Authority of Singapore under the securities and futures regulatory regime.

4.	Confidentiality

We shall not discuss the scope and structure of this Agreement with any third party, individual, or organization in any manner that is likely to result in the disclosure or highlighting of any of your schemes of arrangement, structures, designs and trade secrets unless the third party, individual or organization is retained by you on a confidential basis to facilitate your business transactions or arrangements. We agree to maintain any financial, confidential or proprietary information you disclose to us in respect of you, the Target or the Proposed Transaction in strict confidence, other than for the purposes of performing the Services, and our /obligations under this cIause shall automatically terminate 2 years following the last to occur of the completion of a Proposed Transaction or expiry or termination of this Agreement. At your request, we will execute a commercially reasonable nondisclosure agreement in connection with the delivery and use of such information.

5.	Disclaimer of Representations, Warranties and Undertakings

You acknowledge that we have made and will make no representation, warranty or undertaking to you concerning the outcome of the Services and the Proposed Transaction, and nothing in this Agreement shall be construed as such a representation, warranty or undertaking.

6.	Indemnity and liability

You shall indemnify us, our officers, employees, contractors, consultants and advisers (the “Indemnified Persons"), from and against any claims, losses, damages and expenses (including reasonable legal costs) (“Claims") arising out of or in connection with this Agreement, unless the Claims are finally judicially determined to have resulted primarily from the fraud, gross negligence or willful default of the Indemnified Persons. This clause shall survive the expiry or termination of this Agreement.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or is insufficient to hold it harmless, you shall contribute to the amount paid or payable by the Indemnified Person as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by you, on the one hand, and us on the other hand, in connection with the actual or potential Proposed Transaction and the services rendered by us. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then you shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also your relative fault or contributory default, on the one hand, and ours, on the other hand, in connection therewith, as well as any other relevant equitable considerations.

The maximum liability of the Advisor in connection with or arising out of the Services and the Proposed Transaction and this Agreement, or any variation or addition to it, (whether in contract, negligence or otherwise) shall in no circumstances exceed the total payments it receives under this Agreement, in respect of all such losses.

7.	Non-Circumvention

For the duration of the term of this Agreement, you agree not to circumvent this Agreement by directly or indirectly approaching any of the Relevant Persons or any of their shareholders, officers, financial institutions, bankers, accountants, lawyers and any other advisors, in respect of the Target and the Proposed Transaction, failing which all milestone and success fees set out under this Agreement shall immediately be payable unconditionally to us, and such fees are in addition to any expenses payable to us under this Agreement.

8.	Variation

This Agreement may only be varied by agreement in writing between the parties.

9.	Delegation / assignment / sub-contract

The parties to this Agreement shall not assign or sub-contract any of its obligations under this Agreement without the prior written consent of each other.

10.	Entire agreement

This Agreement state the entire agreement between the parties to this Agreement.

11.	No waiver

The failure of any party to this Agreement to enforce any provision of this Agreement shall not be deemed a waiver of that or any other provision of this Agreement.

12.	Counterparts

This Agreement may be executed in multiple copies, each of constitute an Agreement, binding on the parties, and each party to this Agreement will execute all duplicates or replacement counterparts of this Agreement.

13.	Severability

If any provision in this Agreement is held to be invalid or unenforceable, the invalidity or unenforceability will not affect the validity or enforceability of the rest of this Agreement.

14.	Governing law

The governing law of this Agreement shall be the law of Singapore.

15.	Dispute Resolution

Any dispute arising out of or in connection with this Agreement, including its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC") in accordance with it’s for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore, and the tribunal shall consist of one (1) arbitrator to be appointed by the Chairman of the SIAC, and the language of the arbitration shall be English.